                                    EXHIBIT 5

(202) 274-2000

March 18, 2004

The Board of Directors
Monadnock Community Bancorp, Inc.
One Jaffrey Road
Peterborough, New Hampshire  03458

                  Re:      Monadnock Community Bancorp, Inc.
                           Common Stock Par Value $0.01 Per Share

Ladies and Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Monadnock Community Bancorp, Inc. (the "Company") Common Stock, par value $0.01 per share ("Common Stock"). We have reviewed the Company's Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold pursuant to the Company's prospectus and the Monadnock Community Bank Plan of Mutual Holding Company Reorganization and Stock Issuance, will be legally issued, fully paid and non-assessable.

        This Opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Opinions," and for inclusion as an exhibit to the Registration Statement on Form SB-2.

                                        Very truly yours,

                                        /s/ LUSE GORMAN POMERENK & SCHICK
                                        ---------------------------------
                                        LUSE GORMAN POMERENK & SCHICK
                                        A PROFESSIONAL CORPORATION